EXHIBIT 10.32

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Separation Agreement”) is made by and between NeoMagic Corporation (the “Company”), and Douglas R. Young, (“Employee”).  The Company and Employee shall collectively be referred to in this Separation Agreement as the “Parties” and sometimes individually as a “Party.”

WHEREAS, Employee was employed by the Company pursuant to an Employment Agreement, dated May 1, 2006 (the “Employment Agreement”);

WHEREAS, the Company and Employee have entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have mutual agreed that Employee’s employment with the Company ceased as of January 19, 2010 (the “Termination Date”) by mutual agreement of the Company and the Employee and Employee acknowledges that as a result, he has no rights to any severance benefits under the Employment Agreement, however, the Company will provide certain benefits to Employee as described in this Separation Agreement and the Consulting Agreement (as defined below);

WHEREAS, concurrently herewith, and as an integral part hereof, the Parties also wish to enter into the Consulting Agreement in substantially the form attached hereto as Exhibit A;

WHEREAS,  Employee’s receipt of certain separation benefits is conditioned upon the execution of this Separation Agreement;

WHEREAS, the Parties have negotiated and agreed, for valid and sufficient consideration, to revise certain terms of this Separation Agreement from those terms contained in the form of Separation Agreement originally attached as Exhibit B to the Employment Agreement;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.             Consideration.  Provided that Employee does not revoke this Separation Agreement prior to the Effective Date (as defined in Section 7(h)(v) below), the Company agrees to pay Employee as new consideration to which Employee is not otherwise entitled severance pay and other benefits, including accelerated vesting and an extension of the exercise period on Employee’s outstanding options (the “Severance Benefits”).  The Severance Benefits consist of the following:

(a)           the gross amount of fifty thousand and no/100 dollars ($50,000.00), subject to appropriate tax and other applicable withholding, to be paid within ninety (90) days following the Effective Date of this Separation Agreement by a wire transfer to an account designated by Employee to the Company in advance  This amount will be reported to the Internal Revenue Service (“IRS”) and other appropriate taxing authorities on Form W-2 (or other appropriate forms);

(b)           the gross amount of two hundred thirty-five thousand and no/100 dollars ($235,000.00), subject to appropriate tax and other applicable withholding, to be paid in twenty-six (26) equal amounts of nine thousand thirty-eight and 46/100 dollars ($9,038.46) in accordance with the Company’s normal payroll procedures, beginning with the first Company payroll period following the Effective Date of this Separation Agreement.  This amount will be reported to the IRS and other appropriate taxing authorities on Form W-2 (or other appropriate forms;

(c)           All of Employee's options that are unvested as of the Effective Date shall accelerate and become fully vested as of the Effective Date and the right to exercise the vested options shall be extended through the date six (6) months following the Termination Date on all of Employee’s outstanding options that were granted prior to the Termination Date;

(d)           There is a good faith dispute between Employee and the Company as to how much, if any, additional accrued vacation pay remains owed to Employee.  Company will pay Employee the gross amount of ten thousand and no/100 dollars ($10,00.00), subject to appropriate tax and other applicable withholding, to be paid within twenty (20) days following the Effective Date of this Separation Agreement by a wire transfer to an account designated by Employee to the Company in advance.  This amount will be reported to the IRS and other appropriate taxing authorities on Form W-2 (or other appropriate forms);

(e)           It is the intent of the parties that the benefits provided under this Separation Agreement and the Consulting Agreement, including all severance payments and all other cash, equity, and other benefits, shall not be deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or comply with the requirements of Sections 409A.  The parties agree to take all reasonably necessary steps to have such benefits not be deferred compensation arrangements under Section 409A.  .  With respect to the time period within which Employee may exercise any outstanding stock options to acquire Company common stock, the parties agree to avoid the imposition of Section 409A as follows: (1) with respect to options that have been issued to Executive prior to Employees Termination Date to acquire Company common stock, Employee shall exercise such options, if at all, by the earlier of (i) the end of its original maximum contractual term, or (ii) six (6) months from the Termination Date. For purposes of Section 409A, each payment made under this Separation Agreement shall be designated as a “separate payment” within the meaning of Section 409A.  Notwithstanding the provisions of Section 1(d) and the foregoing provisions of this Section, if Employee is a “specified employee,” within the meaning of Section 409A, as of the Termination Date, then any benefits payable to Employee under Section 1 that may be considered deferred compensation under Section 409A and would otherwise be payable to Employee within six (6) months following Employee’s Termination Date shall instead be paid to Employee in a single lump sum on the date that is six (6) months and one (1) day  following Employee’s Termination Date.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(f)            In reference to all amounts and transactions under this Separation Agreement, the Company shall issue and/or file documents that are legally required and/or the Company in good faith believes may be required by the IRS and other appropriate taxing authorities.  These actions may include, but are not limited to, issuing Employee appropriate Forms W-2 and/or 1099, or other documentation required by federal and state law.

2.             Confidential Information.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company.  Employee confirms and the Company acknowledges that Employee has returned all Company property and confidential information that needs to be returned.

3.             Board Membership.  Effective as of the Effective Date, Employee resigns as a director of the Company (including from each committee thereof) and as a director and officer of any Company subsidiaries for which he currently is a director or officer.

4.             Payment of Salary and COBRA Rights.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above-noted payments and benefits as described in Section 1 are received and that he will not seek any further payments of salary, wages, bonuses, accrued vacation, and commissions, including, but not limited to, any interest and/or penalties that Employee claims were owed through the Effective Date.  Employee further acknowledges and represents that he and his dependents have not participated in the Company’s group health insurance policies, and therefore neither Employee nor any of his dependents is eligible for any Company-provided health insurance benefits, including, but not limited to, any Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation of group health coverage, following the Termination Date.

5.             Employee Representations and Warranties Regarding “Cause.”

(a)           Employee represents and warrants that he has not engaged in any acts or omissions that would constitute “Cause” under Section 10(b)(ii) through 10(b)(v) of the Employment Agreement, specifically (ii) Employee’s conviction of or plea of nolo contendere to the commission of any felony or gross misdemeanor, but only if such event significantly harms the Company’s reputation or business; (iii) any fraud, misrepresentation or gross misconduct by Employee that is materially injurious to the Company; (iv) a material and willful violation by Employee of a federal or state law or regulation applicable to the business of the Company which is materially injurious to the Company, and (v) Employee’s willful breach of a material provision of this Agreement;

(b)           Employee understands that Employee’s representations and warranties contained in this Section 5 are material to the Company; that the Company is relying upon them in entering into Section 8 of this Separation Agreement (Company Release of Claims) and in agreeing to assume its obligations contained in Section 8 of the Separation Agreement; that the Company’s reliance upon these representations and warranties by Employee is reasonable, and if these representations and warranties by Employee were not true, the Company would not agree to assume the obligations contained in Section 8 herein.

6.             Expense Reimbursement.  Employee will be reimbursed for all outstanding properly documented business expenses incurred through the Termination Date, if any, according to the usual Company procedures.  Employee will submit his final documented expense reimbursement statement within twenty (20) days following the Termination Date.   All reimbursements will be paid to Employee no later than twenty (20) days after such properly documented expenses are submitted by the Employee.

7.             Employee Release of Claims.  Employee agrees that the foregoing Severance Benefits represents settlement in full of all outstanding obligations owed to Employee by the Company.  Employee, on his own behalf and on behalf of his executors, heirs,  and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, attorneys, insurers, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts,  facts, or things that have occurred up until and including the Effective Date, including, without limitation,

(a)           any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; additional benefits; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act of 1990 (“OWBPA”); the Family Medical Leave Act; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Family Rights Act; and the California Labor Code, all as amended;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)            any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  However, this release is not intended to bar any claims that, by statute, may not be waived, such as any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement, claims for workers’ compensation benefits, unemployment insurance benefits, or any statutory right to be indemnified for necessary expenditures or losses incurred in the discharge of Employee’s duties under California Labor Code Section 2802.  This release also does not extend to any obligations incurred under this Separation Agreement.

(h)           Waiver of Claims Under ADEA.  This Separation Agreement is intended to satisfy the requirements of the OWBPA.  Employee hereby acknowledges that he is waiving and releasing any rights he has or may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee acknowledges that the Severance Benefits and other consideration are in addition to anything to which he was already entitled.  He agrees further that he is advised by this Separation Agreement, as required by the OWBPA, that (i) this waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (ii) he has the right to consult with an attorney prior to signing this Separation Agreement, (iii) he may have at least twenty-one (21) days to consider this Separation Agreement, (iv) he has seven (7) days following his signing of the Separation Agreement to revoke the Separation Agreement, and (v) this Separation Agreement shall not be effective until the revocation period has expired, therefore making the effective date the eighth (8th) day after this Separation Agreement is signed by him (the “Effective Date”).   In addition, this Separation Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the ADEA.

8.             Company Release of Claims.  The Company, on behalf of itself and its predecessor, successor  corporations, and assigns hereby fully and forever releases Employee and his respective heirs,  executors, agents, and assigns from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date.  However, this release is not intended to bar any claims that, by statute, may not be waived.

9.             Civil Code Section 1542.  Employee represents that he is not aware of any claim by him other than the claims that are released by him in this Separation Agreement.  Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect, to the fullest extent permitted under applicable law.

10.           No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

11.           Confidentiality.  The Parties agree that this Separation Agreement may be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period during which this Separation Agreement becomes effective.

12.           No Cooperation.  Employee agrees he will not act in any manner that might damage the business of the Company.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

13.           Non-Solicitation. Employee agrees that for a period of twenty-four (24) months immediately following the Termination Date, Employee will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s (or any of its subsidiary companies no matter where located) employees or consultants to leave their employment or consulting relationship with the Company, or attempt to solicit, induce, recruit, or encourage employees or consultants of the Company, either for himself or any other person or entity.  To the extent this provision conflicts with any provision in any other agreement between the parties, including the Confidentiality Agreement, the provision in this Separation Agreement shall prevail.

14.           Mutual Non-Disparagement.  Employee and the Company's officers and directors agree to refrain from any defamation, libel or slander of the other Party  and of the Company’s officers, directors and employees, investors, and shareholders, and the Parties each agree to refrain from tortious interference with the contracts and relationships of the other.  All inquiries by potential future employers of Employee will be directed to the Company’s Director of Finance and Administration.  Upon inquiry, the Company shall only state the following: his dates of service as President and Chief Executive Officer and his mutually agreeable separation from the Company followed by his service as a consultant to the Company.

15.           Tax Liability and Indemnification.  Employee agrees that he shall bear full responsibility for any and all tax liabilities owed by Employee that may arise in relation to this Separation Agreement, and Employee agrees that he shall fully indemnify and hold the Company harmless from any tax liability owed by Employee arising from or related to the transactions set forth herein (including, but not limited to, the Company’s payment of the Severance Benefits), including, but not limited to, any taxes, penalties, fines, and/or interest that are assessed by any tax authority against Employee and further including all attorneys’ fees and costs incurred by the Company in response to any claims or assessments by any tax authority against Employee.

16.           Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with entering into this Separation Agreement.

17.           Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Separation Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, pursuant to Section 12(c) of the Employment Agreement.  Section 12(c) of the Employment Agreement is incorporated into this Separation Agreement in Exhibit 1.

18            Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Separation Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.           No Representations.  Each Party represents that it or he has had the opportunity to consult with an attorney and a tax advisor and has carefully read and understands the scope and effect of the provisions of this Separation Agreement, including any tax consequences of payments and transactions made pursuant to this Separation Agreement.  Neither Party has relied upon any express or implied representations or statements made by the other Party or any of their respective lawyers, agents or representatives hereto which are not specifically set forth in this Separation Agreement.

20.           No Admission of Liability.  This Separation Agreement and any action taken by the Company, either previously or in connection with this Separation Agreement, is not and shall not be construed to be an admission or evidence of any wrongdoing or liability on the part of the Company.

21.           Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Separation Agreement shall continue in full force and effect without said provision.

22.           Entire Agreement.  This Separation Agreement (including the Exhibits hereto), any outstanding equity awards, and the Confidentiality Agreement (to the extent the Confidentiality Agreement does not conflict with this Separation Agreement) represents the entire agreement and understanding between the Company and Employee concerning     Employee ’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings, including, but not limited to, the Employment Agreement, concerning Employee’s relationship with the Company and Employee’s compensation by the Company.

23.           No Oral Modification.  This Separation Agreement may only be amended in writing signed by Employee and either the President or the Chief Executive Officer of the Company.

24.           Governing Law.  This Separation Agreement shall be governed by the laws of the State of California.

25.           Effective Date.  This Separation Agreement is effective after it has been signed by both Parties and after seven (7) days have passed since Employee has signed the Separation Agreement, unless revoked by Employee by giving written notice to the Company within seven (7) days after the date the Separation Agreement was signed by Employee.

26.           Counterparts.  This Separation Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  Faxed signatures shall be deemed to be original signatures and shall be effective.

27.           Voluntary Execution of Agreement.  This Separation Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           They have read this Separation Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Separation Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Separation Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Separation Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

NeoMagic Corporation:

/s/ Syed Zaidi	February 4, 2010
Syed Zaidi President	Date

Employee:

/s/ Douglas R. Young	February 4, 2010
Douglas R. Young
Date

Exhibit 1

Arbitration.

General.  In consideration of Employee’s service to the Company, its promise to arbitrate all employment related disputes and Employee’s receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s service to the Company under this Agreement or otherwise or the termination of Employee’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

Procedure.  Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  All arbitration proceedings shall be held in Santa Clara County, California.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure.  Employee agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Employee agrees that the arbitrator will issue a written decision on the merits.  Employee also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee will pay the first $125.00 of any filing fees associated with any arbitration Employee initiates.  Employee agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

Remedy.  Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.  The prevailing party in any arbitration proceeding shall be entitled to recover from the losing party all costs that it has incurred as a result of such proceeding, including but not limited to, all reasonable travel costs and reasonable attorneys’ fees.

Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.  In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

Administrative Relief.  Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

(vi)     Voluntary Nature of Agreement.  Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial.  Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.